Exhibit 5.1

May 1, 2012

ZBB Energy Corporation N93 W14475 Whittaker Way Menomonee Falls, WI 53051

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (File No. 333-171957) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on January 31, 2011, as amended on March 4, 2011 (the “Registration Statement”).  The Registration Statement covers (a) debt securities, preferred stock and common stock of ZBB Energy Corporation, a Wisconsin corporation (the “Company”), that may be issued upon exercise of warrants and (b) such indeterminate amount of other securities as may be issued in exchange for or upon conversion of, as the case may be, the securities registered under the Registration Statement.  Securities registered under the Registration Statement may be sold separately or as units with other securities registered thereunder.  Securities registered under the Registration Statement may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $25,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater principal amount as shall result in an aggregate initial offering price of $25,000,000.

This opinion letter is being delivered at your request in accordance with the requirements of Paragraph 29 of Schedule A to the Securities Act and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

The Company intends to enter into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors providing for the sale of a total of $2,000,000 of Zero Coupon Convertible Subordinated Notes (the “Notes”).  The Notes, which will mature on August 31, 2012, will be issued to investors with a principal amount equal to the investor’s subscription amount times 110% and will not bear interest except following default.  The Notes are convertible into shares of common stock of the Company (“Common Stock”) at an exercise price equal to $0.56.  The Notes and the shares of Common Stock into which such Notes are convertible are registered under the Registration Statement.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the most recent prospectus included in the Registration Statement on file with the Securities and Exchange Commission as of the date of this opinion letter; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; and (iv) the Securities Purchase Agreement and the Notes.

ZBB Energy Corporation
May 1, 2012

We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, on a certificate of an officer of the Company.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, corporate or other, execution, and delivery by such parties of such documents and the validity and binding effect thereof against such parties.  We also have assumed that the Company will not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient authorized and unissued shares of Common Stock remaining and available for issuance pursuant to the conversion of the Notes.  We have not independently verified any of these assumptions.

The opinion expressed in this opinion letter is limited to the laws of the State of New York.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.  The opinion set forth below is rendered as of the date of this opinion letter.  We assume no obligation to update or supplement such opinion to reflect any changes of law or fact that may occur.

We are not rendering any opinion concerning the due authorization and issuance by the Company of the Notes or the shares of Common Stock pursuant to conversion of the Notes in accordance with the terms of the Notes, which are matters of Wisconsin law.  We understand that Godfrey & Kahn, S.C. is rendering opinions on these matters and therefore we are assuming for purposes of this opinion letter that the aforementioned securities have been duly authorized by all necessary action on the part of the Company.

ZBB Energy Corporation
May 1, 2012

Based upon and subject to the foregoing, it is our opinion that the Notes, when duly authorized, executed, issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP